UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 1
                                       to
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                          PLATINUM ENTERTAINMENT, INC.
                     ---------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                    727909103
                     ---------------------------------------
                                 (CUSIP Number)

                            LORRAINE E. JACKSON, ESQ.
                                  MAC Music LLC
                     1285 Avenue of the Americas, 21st Floor
                            New York, New York 10019
                                 (212) 641-5001
                     ---------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 with a copy to

                            BRUCE A. GUTENPLAN, ESQ.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064

                                  May 15, 1998
                     ---------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject to this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No.  727909103


1         NAME OF REPORTING PERSON

          Mac Music LLC

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          OO

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                              [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                7         SOLE VOTING POWER

           NUMBER OF
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,800,000
             WITH
                                9         SOLE DISPOSITIVE POWER



                                10        SHARED DISPOSITIVE POWER

                                          1,800,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,800,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.4%

14        TYPE OF REPORTING PERSON

          OO

CUSIP No.  727909103


1         NAME OF REPORTING PERSON

          Maroley Media Group LLC

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          OO

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                              [ ]

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                7         SOLE VOTING POWER

           NUMBER OF
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,800,000
             WITH
                                9         SOLE DISPOSITIVE POWER



                                10        SHARED DISPOSITIVE POWER

                                          1,800,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,800,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.4%

14        TYPE OF REPORTING PERSON

          OO

CUSIP No.  727909103


1         NAME OF REPORTING PERSON

          Alpine Equity Partners L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          WC

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                              [ ]

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                7         SOLE VOTING POWER

           NUMBER OF
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,800,000
             WITH
                                9         SOLE DISPOSITIVE POWER



                                10        SHARED DISPOSITIVE POWER

                                          1,800,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,800,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.4%

14        TYPE OF REPORTING PERSON

          PN

CUSIP No.  727909103


1         NAME OF REPORTING PERSON

          Alpine Equity Partners L.L.C.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          AF

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                              [ ]

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                7         SOLE VOTING POWER

           NUMBER OF
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,800,000
             WITH
                                9         SOLE DISPOSITIVE POWER



                                10        SHARED DISPOSITIVE POWER

                                          1,800,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,800,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.4%

14        TYPE OF REPORTING PERSON

          OO

CUSIP No.  727909103


1         NAME OF REPORTING PERSON

          Obed Aboodi

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          AF

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                              [X]

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                                7         SOLE VOTING POWER

           NUMBER OF
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,800,000
             WITH
                                9         SOLE DISPOSITIVE POWER



                                10        SHARED DISPOSITIVE POWER

                                          1,800,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,800,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.4%

14        TYPE OF REPORTING PERSON

          IN

CUSIP No.  727909103


1         NAME OF REPORTING PERSON

          Richard D. Goldstein

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          AF

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                              [ ]

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                                7         SOLE VOTING POWER

           NUMBER OF
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,800,000
             WITH
                                9         SOLE DISPOSITIVE POWER



                                10        SHARED DISPOSITIVE POWER

                                          1,800,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,800,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.4%

14        TYPE OF REPORTING PERSON

          IN

CUSIP No.  727909103


1         NAME OF REPORTING PERSON

          Bruce M. Greenwald

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          AF

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                              [ ]

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                                7         SOLE VOTING POWER

           NUMBER OF
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,800,000
             WITH
                                9         SOLE DISPOSITIVE POWER



                                10        SHARED DISPOSITIVE POWER

                                          1,800,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,800,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.4%

14        TYPE OF REPORTING PERSON

          IN

CUSIP No.  727909103


1         NAME OF REPORTING PERSON

          Lisa A. Hook

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          AF

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                              [ ]

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                                7         SOLE VOTING POWER

           NUMBER OF
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        0
             WITH
                                9         SOLE DISPOSITIVE POWER



                                10        SHARED DISPOSITIVE POWER

                                          0

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          IN

CUSIP No.  727909103


1         NAME OF REPORTING PERSON

          Robert J. Morgado

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          PF

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                              [ ]

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                                7         SOLE VOTING POWER

           NUMBER OF
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        1,800,000
             WITH
                                9         SOLE DISPOSITIVE POWER



                                10        SHARED DISPOSITIVE POWER

                                          1,800,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,800,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.4%

14        TYPE OF REPORTING PERSON

          IN

         This statement amends and supplements, as indicated below, the statement on Schedule 13D (the "Schedule 13D") filed by each of the above named reporting persons on December 22, 1997 with respect to the Common Stock, par value $.001 per share (the "Common Stock"), of Platinum Entertainment, Inc. (the "Company"). Unless otherwise indicated, all capitalized terms used herein but not defined herein shall have the meaning ascribed to such term in the Schedule 13D.

         This Amendment No. 1 to the Schedule 13D is being filed to report that Lisa A. Hook has ceased to be a beneficial owner of Common Stock beneficially owned by MAC due to her resignation as an executive officer of AEP, LLC, the general partner of AEP, LP, which, in turn, is a managing member of MAC.

Item 2.  Identity and Background.

         Item 2 to the Schedule 13D is hereby amended and supplemented as follows:

         Effective as of May 15, 1998, Hook resigned as Senior Vice President and Managing Director of AEP, LLC and as of such date ceased to be an officer or director of AEP, LLC. Effective with her resignation, Hook ceased having the ability to direct the investment and voting decisions of AEP, LLC, and therefore does not share investment and voting discretion with respect to securities beneficially owned by AEP, LLC. Accordingly, pursuant to the regulations promulgated under Section 13(d) of the Securities Exchange Act of 1934, effective as of May 15, 1998 Hook no longer may be deemed a beneficial owner of the Common Stock beneficially owned by MAC. Hook will no longer be included as a Reporting Person in any subsequent amendments to this Schedule 13D.

Item 5.  Interest in Securities of the Issuer.

         Section (b) of Item 5 to the Schedule 13D is hereby amended and restated to read in its entirety as follows:

         (b) By virtue of the relationships between and among the Reporting Persons described in Item 2 of this Statement on Schedule 13D, each of the Reporting Persons, other than Hook, may be deemed to share the power to direct the voting and disposition of the 1,800,000 shares of Common Stock beneficially owed by MAC.

Item 7.  Material To Be Filed as Exhibits.

         The information set forth in Item 7 of the Schedule 13D is hereby amended and supplemented by the following:

         7. Amended and Restated Joint Filing Agreement, dated as of June 19, 1998, among MAC Music LLC, Maroley Media Group LLC, Alpine Equity Partners L.P., Alpine Equity Partners L.L.C., Oded Aboodi, Richard D. Goldstein, Bruce M. Greenwald, Lisa A. Hook and Robert J. Morgado.

                                    SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 19, 1998

                                        MAC MUSIC LLC

                                        By: Alpine Equity Partners L.P.,
                                            Managing Member

                                            By: Alpine Equity Partners L.L.C.
                                                General Partner

                                            By: /s/ Richard D. Goldstein
                                                ------------------------
                                                Name:  Richard D. Goldstein
                                                Title: Executive Vice President


                                        By: MAROLEY MEDIA GROUP LLC,
                                            Managing Member

                                            By: /s/ Andrew B. Lipsher
                                                ---------------------
                                                Name:  Andrew B. Lipsher
                                                Title: Executive Vice President


                                        ALPINE EQUITY PARTNERS L.P.

                                        By: Alpine Equity Partners L.L.C.,
                                            its General Partner

                                            By: /s/ Richard D. Goldstein
                                                ------------------------
                                                Name:  Richard D. Goldstein
                                                Title: Executive Vice President

                                        ALPINE EQUITY PARTNERS L.L.C.

                                        By: /s/ Richard D. Goldstein
                                            ------------------------
                                            Name:  Richard D. Goldstein
                                            Title: Executive Vice President


                                        MAROLEY MEDIA GROUP LLC

                                        By: /s/ Andrew B. Lipsher
                                            ---------------------
                                            Name:  Andrew B. Lipsher
                                            Title: Executive Vice President


                                        /s/ Oded Aboodi
                                        ---------------
                                        ODED ABOODI


                                        /s/ Richard D. Goldstein
                                        ------------------------
                                        RICHARD D. GOLDSTEIN


                                        /s/ Bruce M. Greenwald
                                        ----------------------
                                        BRUCE M. GREENWALD


                                        /s/ Lisa A. Hook
                                        ----------------
                                        LISA A. HOOK


                                        /s/ Robert J. Morgado
                                        ---------------------
                                        ROBERT J. MORGADO

                                  EXHIBIT INDEX

         The Exhibit Index to the Schedule 13D is hereby amended and supplemented by the following:


                                                                        Page No.

7. Amended and Restated Joint Filing Agreement, dated as of June 19, 1998, among MAC Music LLC, Maroley Media Group LLC, Alpine Equity Partners L.P., Alpine Equity Partners L.L.C., Oded Aboodi, Richard D. Goldstein, Bruce M. Greenwald, Lisa A. Hook and Robert J. Morgado.